EXHIBIT 3(A)

                                     FORM OF
                             DISTRIBUTION AGREEMENT

         AGREEMENT made this ____ day of __________, 2000, by and between The Prudential Insurance Company of America (the "Company"), a New Jersey insurance company on its own behalf and on behalf of Prudential Discovery Premier Group Variable Contract Account (the "Account") and Prudential Investment Management Services LLC (the "Distributor"), a Delaware limited liability company.

         WITNESSETH:

         WHEREAS, the Company has established and maintains the Account, a separate investment account, pursuant to the laws of New Jersey for the purpose of providing a choice of variable investment options under group annuity contracts (the "Contracts"), to commence after the effectiveness of a Registration Statement filed with the Securities and Exchange Commission on Form N-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act");

         WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (the "Commission") under Section 15(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, the Company and the Distributor wish to enter into an agreement to have the Distributor act as the Company's principal underwriter for the sale of Contracts and the distribution of certificates of participation (the "Certificates") in the Contracts:

         NOW THEREFORE, the parties agree as follows:

1.  APPOINTMENT OF THE DISTRIBUTOR

         The Company agrees that during the term of this Agreement it will take all action required to cause the Contracts to comply with all applicable federal and state laws and regulations. During the term of this Agreement, the Company appoints the Distributor and the Distributor agrees to act as the principal underwriter for the sale of Contracts, as well as the Certificates issued thereunder, in each state and other jurisdictions in which such Contracts may lawfully be sold. Distributor shall offer the Contracts for sale and distribute Certificates at premium rates set by the Company. Applications for the Contracts and the underlying Certificates shall be solicited only by representatives of Distributor duly qualified and appropriately licensed in each state or other jurisdiction where they solicit such applications. Company shall appoint Distributor's qualified representatives as life insurance agents of


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Company. Completed applications for Contracts and the underlying
Certificates shall be transmitted directly to the Company for acceptance or rejection in accordance with underwriting rules established by the Company. Initial premium payments for the Certificates under the Contracts shall be made by check (or other payment method) payable to the Company and shall be held at all times by Distributor or its representatives in a fiduciary capacity and remitted promptly to the Company. Anything in this Agreement to the contrary notwithstanding, the Company retains the ultimate right to control the sale of the Contracts, as well as the Certificates issued thereunder, and to appoint and discharge life insurance agents of the Company. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

2.  SALES AGREEMENTS

         Distributor is hereby authorized to enter into separate written agreements, on such terms and conditions as Distributor may determine not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of the Contracts and Certificates under the Contracts. Such organization (hereafter "Broker") shall be registered with the Commission under Section 15(b) of the Exchange Act and with the NASD as a member firm. Broker and its representatives soliciting applications for Contracts and Certificates shall be duly and appropriately licensed, registered, or otherwise qualified for the sale of such Contracts and Certificates (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which the Broker or its representatives solicit such sales. Broker shall assume any legal responsibilities of Company for the acts, commissions or defalcations of such representatives insofar as they relate to the sale of the Contracts and Certificates. Applications for Contracts and Certificates solicited by such Broker through its representatives shall be transmitted directly to the Company, and if received by Distributor, shall be forwarded to Company. All premium payments under the Contracts shall be made by check (or other payment method) to Company and, if received by Broker, shall be held at all times in a fiduciary capacity and remitted promptly to Company.

3.  LIFE INSURANCE LICENSING

         Company shall be responsible for insuring that Brokers are duly qualified, under the insurance laws of the applicable jurisdictions, to sell the Contracts and Certificates.

4.  SUITABILITY

         Parties to this Agreement are prohibited from recommending the purchase of investment options or interests in the Account to prospective Contract holders and Certificates purchasers. Such prohibition also shall extend to contributions, transfers, exchanges, and redemptions by Certificate purchasers of investment options or interests in the Account. Parties shall take reasonable steps to ensure that their representatives and associates refrain from making the aforementioned recommendations. Parties to this Agreement shall take reasonable steps to ensure that they will offer Certificates that are appropriate to the needs of the prospective Certificate purchasers. While not limited to the following, a determination of appropriateness shall be based on information furnished to the parties after reasonable inquiry of such applicants concerning the

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applicants' insurance and investment objectives, financial
situations and needs, and the likelihood that the applicants will continue to make the premium payments contemplated by the Certificates under the Contracts.

5.  PROMOTIONAL MATERIALS

         Company shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals relating to the sale of the Contracts and Certificates. Distributor shall not use any such materials that have not been approved by Company. Distributor shall be responsible for obtaining NASD review of all promotional materials.

6.   COMPENSATION

         Company shall arrange for the payment of commissions directly to those representatives of Distributor who are entitled thereto in connection with the sale of the Contracts on behalf of Distributor, in the amounts and on such terms and conditions as Company and Distributor shall determine; provided that such terms, conditions and commissions shall be as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the Securities Act. Company shall arrange for the payment of commissions directly to those Brokers who sell Contracts and Certificates under agreements entered into pursuant to paragraph 2 hereof, in amounts as may be agreed to by the Company and specified in such written agreements between Distributor and Brokers. Company shall reimburse Distributor for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials, and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder. Reimbursement shall be a portion of Distributor's yearly expenses based on Company's share of relevant activity. In addition, Company shall pay Distributor a surcharge of one (1) to three (3) percent of the commissions Company pays to Brokers and to representatives of Distributor.

7.  RECORDS

         Distributor shall have the responsibility for maintaining the records of its representatives that are licensed, registered and otherwise qualified to sell the Contracts and the underlying Certificates. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records of the Company, the Account and Distributor shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Copies of all records maintained by the Distributor in connection with this Agreement shall be made available to and become the property of the Company upon its request. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

8.  INVESTIGATION AND PROCEEDING

         Distributor and Company agree to cooperate fully in any insurance regulatory

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investigation or proceeding or judicial proceeding arising in connection with the Contracts and Certificates distributed under this Agreement. Distributor and Company further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Company, Distributor, their affiliates and their representatives to the extent that such investigation or proceeding is in connection with the Contracts and Certificates distributed under this Agreement. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulation. In the case of a substantive customer complaint, Distributor and Company will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days before being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

9.  TERMINATION

         This Agreement shall terminate automatically upon its assignment within the meaning of such term in the Investment Company Act. This Agreement, however, may be transferred by the Distributor without the prior written consent of the Company in the circumstances set forth in Rule 2a-6 under the Investment Company Act. The Agreement may be terminated at any time by either party on 60 days written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at a time of termination, and the agreements contained in paragraph 8 hereof.

10.  REGULATION

         This Agreement shall be subject to the provisions of the Investment Company Act of 1940 and the Exchange Act and of the rules, regulations, and rulings thereunder and the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

11.  SEVERABILITY

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.      WARRANTIES

         Each party to this Agreement warrants to the other party as follows:
(a) it has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein; (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or

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its assets; and (c) this Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable in accordance with its terms.

13.  APPLICABLE LAW

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: ---------------------------------------
Name:
Title:

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By: ---------------------------------------
Name:
Title:


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                                                                   EXHIBIT 3(B)

                                     FORM OF
                               MARKETING AGREEMENT

         This Marketing Agreement (the "Agreement") is made as of ______________ between Prudential Investment Management Services LLC ("PIMS"), a Delaware limited liability company with its principal place of business at 751 Broad Street, Newark, New Jersey 07102, and _________________________________
("Broker"), a ________________ corporation with its principal place of business at ______________________________________.

                                   WITNESSETH:

         WHEREAS, PIMS and Broker each is a broker-dealer registered with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 ("Exchange Act") and with any applicable State securities commission, and each also is a member of the National Association of Securities Dealers, Inc. ("NASD");

         WHEREAS, PIMS and Broker wish to enter into this Agreement to allow certain of Broker's registered representatives to assist Prudential (as defined below) in the offer and sale of the Products and Services (as defined below) to the Plans (as defined below); and

         [WHEREAS, the parties intend that this Agreement shall replace the Broker Agreement and Marketing Assistance Agreement, both dated ____________, between them and that such Broker and Marketing Assistance Agreements are hereby terminated as of the date hereof].

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.       DEFINITIONS

         A. "Agreement" means this Marketing Agreement, and any appendices thereto.

         B.       "Broker"  means  ___________________________  and, as the
                  context  requires,  certain  of its associated persons.

         C. "Plans" means the defined contribution pension plans each consisting of at least $3 million in assets that have been referred by Broker to The Prudential Insurance Company of America ("Prudential"), and that receive administrative and/or recordkeeping services from Prudential and Broker in accordance with Section 3 of this Agreement.

         D. "Products and Services" means the investment products and certain recordkeeping and administrative products and services that comprise the PruArray program (the "Program"), the


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                  Discovery Premier group variable annuity and ___________. The parties recognize and agree that certain aspects of the Products and Services may be provided by an affiliate of Prudential or PIMS. The parties further recognize and agree that Prudential has the unilateral right to add or remove mutual funds from the Program. Any such addition or removal will be binding upon Broker upon written notice from Prudential or PIMS to Broker.

2.       SCOPE OF AGREEMENT

         A. PIMS and Broker each intend that only those registered representatives of Broker that have been approved in advance by PIMS and continue to be associated with Broker and appropriately licensed are authorized under this Agreement to offer and sell the Products and Services to the Plans. Any such authorized registered representative of Broker is referred to herein as an "Authorized Representative." Upon written notice to Broker, PIMS shall have the unilateral right to terminate a registered representative's authority as an Authorized Representative. In that event, such registered representative no longer shall have any authority to act under this Agreement and PIMS and Broker shall agree on one or more Authorized Representatives to assume the responsibilities of such registered representative with respect to any Plans; if PIMS and Broker are unable to so agree on one or more new Authorized Representative(s), PIMS shall have the unilateral right to appoint a registered representative who is not employed by or associated with Broker.

         B. PIMS shall make the Products and Services available to Plans that are referred to it in writing by an Authorized Representative. Broker shall perform such services as may be necessary or appropriate to assist PIMS in marketing the Products and Services to such prospective Plans. The services provided by Broker pursuant to this Agreement may include, but are not limited to, the introduction or referral to PIMS of Plans that may desire to retain PIMS to provide certain of the Products and Services. Broker also agrees that generally, of the investment options that Broker offers to Plans, at least 50% of such investment options shall be Prudential proprietary mutual funds. For purposes of satisfying the 50% requirement, the Prudential MoneyMart Assets Fund (the "Money Market Fund") will not be considered if any of the investment options that Broker offers to Plans include the Stable Value Fund, Guaranteed Interest Account ("GIA") or Guaranteed Interest Account Plus ("GIA Plus").

         C. Broker shall notify PIMS in writing of any pending introduction or referral of a prospective Plan to PIMS. Within ten (10) business days after being notified, PIMS shall inform Broker in writing if Prudential already had established a prior relationship with such Plan. At Broker's request, PIMS shall provide Broker with evidence of such prior relationship (such as prior correspondence, etc.). The existence of such a prior relationship shall remove that potential Plan from the applicability of this Agreement; provided, however, that this proviso shall not exclude from this Agreement any Plan (a "Transferred Plan") (i) that was covered under a PIMS Marketing Agreement with a broker-dealer other than Broker ("Other Broker") and (ii) the

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

                  account for which was transferred to Broker in connection with an Authorized Representative leaving the employ of Other Broker and becoming associated with Broker. If PIMS does not notify Broker of a prior relationship with a prospective Plan, then Broker shall have twelve (12) months from the date of its original notification to PIMS to facilitate the prospective Plan's acquisition of the Products or Services pursuant to this Agreement. If such Plan (including any Transferred Plan) acquires the Products or Services during the twelve month period, it becomes a "Sold Engagement Plan" hereunder. Once a Plan has become a Sold Engagement Plan, such Plan shall be "registered" to Broker and Broker shall be compensated by PIMS for all Products and Services provided to that Plan pursuant to this Agreement; provided, however, that at any time a Plan determines that it no longer wishes to have a relationship with Broker through which relationship such Plan receives or has received Products and Services, then such Plan shall no longer be considered a "Sold Engagement Plan" for the purposes of this Agreement.

         D. Plan accounts ("Accounts") originated under this Agreement shall be exclusively accounts of PIMS for the purposes of the federal and state securities laws, but nothing in this Agreement shall prevent Broker from providing consulting and other services to the Plans.

         E. This Agreement shall not give Broker the right to offer, sell, or market any Prudential product or service that is not specifically referenced in this Agreement. Nor shall this Agreement give Prudential the right to offer, sell, or market any Product or Service directly to the Accounts without the prior written approval of Broker.

3.       DUTIES OF PARTIES

         All on-going services provided to the Plans originated under this Agreement shall be provided in accordance with this Section 3.

         A.       FUNCTIONS EXCLUSIVE TO PRUDENTIAL

         Prudential or PIMS, as the context may require, shall have sole responsibility for:

         (1)      the opening, approval, and maintenance of Accounts;

         (2) maintaining for each Account the books and records required of broker-dealers under the Exchange Act and applicable State securities laws, and the Conduct Rules of the NASD;

         (3)      receiving and disbursing Account funds;

         (4) preparing enrollment and educational materials for use with prospective participants in Plans;

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         (5)      safeguarding any Account funds and securities;

         (6) preparing and delivering confirmations and statements for Accounts;

         (7)      accepting orders from Accounts and executing transactions; and

         (8) providing continuous administrative support to Plans and Plan participants regarding their pension plans.

         B.       FUNCTIONS EXCLUSIVE TO BROKER

         Broker shall have sole responsibility:

         (1) for maintaining a supervisory system reasonably designed to ensure that the activities of the Authorized Representatives and its other personnel are conducted in accordance with this Agreement and the standards imposed by the Conduct Rules of the NASD;

         (2) for ensuring that any Authorized Representative is appropriately licensed with the NASD and any appropriate state or other jurisdiction;

         (3) for ensuring that the Authorized Representatives' activities in offering and selling the Products and Services to the Plans are conducted in accordance with this Agreement and the standards imposed by the Conduct Rules of the NASD;

         (4) for ensuring that only Authorized Representatives service Sold Engagement Plans; and

         (5) for ensuring that at the time an Authorized Representative sells Products and Services, and for so long as any such Authorized Representative continues to be compensated by Broker under this Agreement, such Authorized Representative has not, within the previous 10 years:

                  (a) been convicted, pleaded guilty (or no contest) to a felony or misdemeanor, or was the subject of a criminal proceeding (any of the foregoing referred to hereafter as an "Action"), and any such Action involved either an "investment-related" business (i.e., a business pertaining to securities, commodities, banking, insurance, or real estate), fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting, or extortion;

                  (b) been found to have been involved in a violation of an
                      investment-related (as defined above) statute or regulation;

                  (c) been the subject of any order, judgment, or decree
                      permanently or temporarily enjoining him/her from, or otherwise limiting him/her from, engaging in any investment-related (as defined above) activity;

                  (d) been the subject of administrative proceedings before the
                      U.S. Securities and Exchange Commission, any other federal regulatory agency, any state agency, the NASD, or any registered stock exchange

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                      in which he/she (i) was found to have caused an
                      investment-related (as defined above) business to lose its authorization to do business or (ii) was found to have been involved in a violation of an investment-related (as defined above) statute or regulation and was the subject of an order by any such regulator denying, suspending, or revoking the authorization of the person to act in, or barring or suspending the person's association with, an investment-related (as defined above) business, or otherwise significantly limiting the person's involvement in investment-related (as defined above) activities.

         Notwithstanding the foregoing, an Authorized Representative shall not be disqualified under this paragraph 3(B)(5) with respect to any Action or other proceeding that ultimately was resolved in his/her favor, or subsequently reversed, suspended, or vacated.

         C.       FUNCTIONS TO BE PERFORMED BY PRUDENTIAL, BROKER OR BOTH

         PIMS and Broker shall use their best efforts to offer and sell the Products and Services to prospective Plans. These functions include cooperation in: (1) preparation of marketing materials for use with prospective Plans; (2) providing personnel to attend sales meetings with prospective Plans; and (3) providing personnel to attend enrollment meetings with new Plans.

         D.       COMPLIANCE WITH RULES AND REGULATIONS

         PIMS and Broker shall comply with all laws, rules, and regulations of any governmental agency having jurisdiction with respect to their respective performance of their obligations hereunder. PIMS and Broker shall each be solely responsible for maintaining any and all licenses which may be required for the provision of the Products and Services and the performance of their obligations hereunder generally.

         E.       DISCLOSURE DOCUMENTS, ADVERTISING AND/OR SALES MATERIAL

         Broker shall not distribute any disclosure document regarding any Products or Services (such as prospectuses and statements of additional information) other than those supplied by Prudential or PIMS. If Broker wishes to distribute advertising and/or sales material related to the Products and Services, such advertising and/or sales material must be prepared by PIMS or be approved by PIMS prior to first use.

F.       USE OF INSURANCE AGENCY AFFILIATE OF BROKER

         [It is understood and agreed that Broker's Authorized Representatives may be employed by, or associated with (as defined in Article I of the By-Laws of the NASD), __________________________________, an affiliate of Broker that is licensed as an insurance agency (hereinafter referred to as "Insurance Agency Affiliate"), and whose shareholders, officers, and employees are "associated persons" of Broker within the meaning of Section 3(a)(18) of the Exchange Act. Broker agrees that if the Products and Services are offered, sold or serviced through Insurance Agency Affiliate:

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(1)  Broker will retain full responsibility for compliance with the requirements of all applicable federal and state securities laws and insurance laws, except as otherwise set forth in this Agreement and except with respect to the maintenance of the SEC Registration Statement under the Securities Act of 1933, and will continue to perform all obligations set forth above;

(2) Any books and records maintained by Insurance Agency Affiliate in the offer, sale and service of Products and Services will be deemed, for purposes of the Exchange Act, to be books and records of Broker and will conform to the requirements of Section 17 of the Exchange Act and the rules thereunder. The manner in which the books and records of Broker and Insurance Agency Affiliate are made and maintained will permit supervisory personnel of Broker as well as authorized examiners of the SEC, or of another appropriate governmental agency or self-regulatory organization, to review data concerning transactions relating to Products and Services effected through Insurance Agency Affiliate to the same extent as if such transactions had been effected through Broker itself. This may be accomplished either through maintaining one set of books and records for Broker and Insurance Agency Affiliate or by maintaining separate sets of books and records with adequate integration, through cross-referencing or otherwise, between records maintained by Broker and those maintained by Insurance Agency Affiliate;

(3) Compensation to be paid to Broker attributable to sales of Products and Services shall be paid to Insurance Agency Affiliate in accordance with the SEC no-action letter dated ___________________ issued to _____________________________. At all times for which compensation payments are to be made to Insurance Agency Affiliate under this Agreement, Insurance Agency Affiliate is and shall be an insurance agency properly licensed and appointed as required under the insurance laws in any state(s) or jurisdictions(s) in which the Products and Services are solicited and sold;

(4) All obligations and responsibilities of Broker under this Agreement, including but not limited to any supervisory, compliance, and indemnification provisions, shall apply to the activities of the Insurance Agency Affiliate and any other registered representative associated with the Broker offering or selling the Products and Services, for which compensation is payable to Insurance Agency Affiliate hereunder and notwithstanding payment of compensation to Insurance Agency Affiliate hereunder;

(5) Payments by PIMS to Insurance Agency Affiliate shall constitute full payment for all compensation to be paid to Broker for the sale of the Products and Services in all applicable states and/or jurisdictions. PIMS has no responsibility for, nor any liability with respect to, any compensation arrangements between Broker and Insurance Agency Affiliate, and/or any Authorized Representative;

(6) Broker agrees to provide Insurance Agency Affiliate's Taxpayer Identification Number ("TIN") to PIMS, and Broker understands and agrees, and will cause Insurance Agency Affiliate to understand and agree, that PIMS shall, for all the compensation payments made to Insurance Agency Affiliate, use Insurance Agency Affiliate's TIN for purposes of federal and state tax reporting and shall issue tax reporting forms with respect to such payments solely to Insurance Agency Affiliate. Broker also agrees to

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     cause Insurance Agency Affiliate to refund to PIMS any amounts due PIMS under this Agreement;

(7) Payments under this Agreement to Insurance Agency Affiliate shall cease immediately:

    (a) with respect to any state or jurisdiction in which the Insurance Agency Affiliate's insurance license is expired, revoked, suspended, terminated, or impaired; or

    (b) when Insurance Agency Affiliate's status as an associated person of Broker terminates.

(8) Broker may, upon the written consent of PIMS, designate a substitute Insurance Agency Affiliate, provided the substitute Insurance Agency Affiliate meets all of the requirements set forth herein.]

4.       LIMITS ON AUTHORITY

         A.       LIMITS ON BROKER'S AUTHORITY

         (1) Apart from this Agreement, Broker shall not bind Prudential in any way. In all of its activities under this Agreement, including assisting in the offer and sale of the Products and Services, Broker shall act as an independent contractor and not as an agent or employee of Prudential or PIMS. Broker shall not have any authority to assume or create any obligation or contract, express or implied, on behalf of Prudential or PIMS.

         (2) Neither Broker nor any of Broker's employees or representatives shall be considered employees of, or persons associated with, Prudential or PIMS for purposes of any federal or state securities law or regulation, or otherwise. Broker shall require all representatives or employees who perform services pursuant to this Agreement to agree to be bound by the terms of Sections 8, 9, 10, and 11 of this Agreement.

         (3) Broker is not authorized to use the name of Prudential or its affiliates in advertising or promoting its business without the prior written consent of Prudential.

         B.       LIMITS ON PRUDENTIAL'S AUTHORITY

         (1) Apart from this Agreement, neither PIMS nor Prudential shall bind or obligate Broker in any way. In all of its activities under this Agreement, PIMS agrees to assist Broker in the offer and sale of the Products and Services, and not act as an agent of Broker, and shall not hold itself out as such. PIMS shall not have any authority to assume or create any obligation or contract, express or implied, on behalf of Broker.

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

         (2) Neither PIMS nor any of PIMS's employees or representatives shall be considered employees of or persons associated with Broker for purposes of any federal or state securities law or regulation, or otherwise.

         (3) Prudential and PIMS are not authorized to use the name of Broker or its affiliates in advertising or promoting their business without the prior written consent of Broker.

5.       TERM

         This Agreement is effective as of the date of its execution, and shall continue in force for one year from that date. Thereafter, this Agreement shall automatically be renewed every year for a further one year period; provided that either party may terminate this Agreement for any reason upon 60 days' prior written notice. PIMS may terminate this Agreement immediately if Broker breaches the Agreement, becomes insolvent, or ceases to maintain the net capital required under the Exchange Act.

         Termination of this Agreement shall not excuse Broker from any agreement, obligation, or undertaking pursuant to Sections 8, 9, and 10 of this Agreement, which sections shall survive the termination of this Agreement.

6.       CONSIDERATION AND PAYMENT

         A. For the services provided herein with respect to each Plan, Broker shall receive compensation from PIMS ("compensation") pursuant to the fee arrangement outlined in Appendix A, which may be amended as provided for in Section 16 of this Agreement. Such compensation shall be paid to Broker by PIMS within thirty (30) days of PIMS's receipt of fees from Plans pursuant to this Agreement. Broker shall be responsible for paying Authorized Representatives the compensation that they are owed.

         B. PIMS agrees, in the event of termination of this Agreement, to pay to Broker any unpaid compensation accrued by Broker up to the date of termination. Notwithstanding anything to the contrary in this Agreement or any Appendix to this Agreement, any and all compensation owing to Broker hereunder (other than unpaid and accrued amounts up to the date of termination) shall cease as of the date of termination. Furthermore, to the extent that a Plan ceases to be a "Sold Engagement Plan" pursuant to the circumstances set forth in the final sentence of Section 2C of this Agreement or PIMS exercises its unilateral right to appoint a registered representative who is not employed by or associated with Broker pursuant to the final sentence of Section 2A, any and all compensation payable to Broker with respect to affected Plans will cease as of that time.

         C. PIMS shall on a monthly basis provide Broker with a report of any revenues derived from the Products and Services provided hereunder and from which Broker is entitled to receive compensation. In the event Broker should dispute any payment, PIMS, after receiving notice from Broker of such dispute, shall cause to be provided to Broker a statement of reconciliation which demonstrates the amount of compensation paid to Broker. If an inaccuracy is found, the payment made to Broker shall be adjusted in accordance with the statement of reconciliation. If the statement of reconciliation indicates that the payment made to Broker was correct, and Broker still disputes the payment, PIMS shall cause its independent auditors to supply Broker with an independent statement of reconciliation ("Independent Report"). If the Independent Report indicates that the payment to Broker was not deficient, then Broker agrees to reimburse PIMS for the cost of the Independent Report.

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

7.       GOVERNMENTAL REQUIREMENTS

         Broker agrees to provide copies of all documents and other information requested by, and to otherwise cooperate with, Prudential and PIMS for purposes of complying with federal and state laws and regulations, which copies shall become the property of PIMS.

8.       STANDARDS OF CONDUCT

         All services performed, directly or indirectly, by, or on behalf of Broker in connection with this Agreement, or in furtherance of its objectives, shall be carried out in form and substance in accordance with all applicable laws and regulations of the United States, the laws of all applicable states and other jurisdictions, and in accordance with the Conduct Rules of the NASD.

9.       INTELLECTUAL PROPERTY AND DATA RIGHTS

         Broker shall not use any of the trademark(s) or tradename(s), servicemark(s) or any similar name or names, or combinations thereof, owned or claimed by Prudential or an affiliate, without the prior written consent of Prudential or PIMS. As soon as practicable, but no later than fifteen (15) days after termination or cancellation of this Agreement, Broker shall return all of the physically deliverable sales data or materials relating to the Products and Services to PIMS. Effective on the date of termination or cancellation, Broker shall discontinue using any such data or materials.

10.      INDEMNIFICATION

         A. GENERAL PROVISION

         PIMS agrees to indemnify and hold harmless Broker, its members, directors, officers, employees, agents and representatives against any and all claims, liabilities, losses or damages which arise from PIMS's material breach of any term of this Agreement or any representation or warranty in Section 11 of this Agreement.

         Broker agrees to indemnify and hold harmless PIMS and its affiliates, and its current and former directors, officers, employees, agents and representatives against all claims, liabilities, losses or damages which arise from Broker's performance, negligent or otherwise, of its duties under this Agreement, any misstatement or omission made by Broker or any Authorized Representative regarding the Products and Services, or the

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

breach of any term of
this Agreement or any representation or warranty in Section 11 of this Agreement.

         B.  PAYMENT OF FINES AND PENALTIES

         PIMS shall indemnify and hold Broker harmless from any fines, penalties, and related expenses incurred by Broker because of PIMS's failure to comply with the laws, rules, and regulations of any governmental agency having jurisdiction over its performance of obligations hereunder. Broker shall indemnify and hold PIMS and its affiliates harmless from any fines, penalties, and related expenses incurred by PIMS because of Broker's failure to comply with the laws, rules, and regulations of any governmental agency having jurisdiction over the performance of its obligations hereunder.

11.      REPRESENTATIONS AND WARRANTIES

         A.  REPRESENTATIONS AND WARRANTIES OF BROKER

         Broker represents and warrants that:

         (1) It is duly organized and existing and in good standing under the laws of the State of _________________.

         (2) It is empowered by its organizational documents to enter into and perform under this Agreement.

         (3) This Agreement has been fully authorized, executed and delivered by Broker and constitutes a legal, valid and binding agreement enforceable in accordance with its terms.

         (4) The execution, delivery and performance by Broker of this Agreement shall not violate any provision of current law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Internal Revenue Code of 1986, as amended (the "Code"); any federal or state or other jurisdiction's securities law or regulation; any order, rule or regulation of any court or governmental or regulatory body; or any agreement or instrument to which Broker is a party or by which Broker is bound.

          (5) It currently is, and shall continue to be during the term of this Agreement, registered as a broker-dealer under the Exchange Act and any applicable State securities laws, and is and will continue to be a member of the NASD.

          (6) It will use its best efforts to meet business goals and standards pertaining to the Products and Services, as mutually agreed upon from time to time between the parties, with respect to the activities it performs pursuant to this Agreement.

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

         B.  REPRESENTATIONS AND WARRANTIES OF PIMS

         PIMS represents and warrants that:

         (1) It is duly organized and existing and is in good standing under the laws of Delaware.

         (2) It is empowered under its organizational documents to enter into and perform this Agreement.

         (3) This Agreement has been duly authorized, executed and delivered by PIMS and constitutes a legal, valid and binding obligation enforceable in accordance with its terms.

         (4) The execution, delivery and performance by PIMS of this Agreement shall not violate any provision of current law, including, without limitation, ERISA, the Code and federal and state securities laws; any order, rule or regulation of any court or governmental or regulatory body; or any agreement or instrument to which PIMS is a party or by which PIMS is bound.

         (5) It currently is, and shall continue to be during the term of this Agreement, registered as a broker-dealer under the Exchange Act and any applicable State securities law, and is and will continue to be a member of the NASD.

12.      ASSIGNMENT

         Broker may not transfer this Agreement without the prior written consent of PIMS. PIMS may assign this Agreement to any affiliate upon notice to Broker.

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

13.      THIRD PARTY BENEFICIARIES

         This Agreement shall not be construed to create any enforceable right or interest in any party other than Prudential, PIMS, and Broker.

14.      APPLICABLE LAW AND ARBITRATION

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof. Any controversy or dispute arising out of or related to this Agreement, or the breach thereof, which cannot first be settled amicably between PIMS and Broker shall be settled by arbitration pursuant to the Code of Arbitration Procedure of the NASD. Neither party shall seek punitive damages from the other, and, if punitive damages are so awarded by the arbitration panel, neither party shall seek to collect that part of the panel's award from the other. Arbitration shall be held in the State of New Jersey. Judgment on any award rendered by the arbitration panel may be entered in any court having jurisdiction thereof except to the extent punitive damages are part of the award.

15.      SECTION HEADINGS

         The section headings in this Agreement are provided solely for the convenience of the parties, and shall not be construed as having any legal or interpretative effect.

16.      ENTIRE AGREEMENT

         This Agreement supersedes all prior oral or written agreements, if any, between the parties relating to the subject matter hereof, and constitutes the entire agreement between the parties. Any revisions, amendments, or changes to this Agreement (except revisions, amendments, or changes to Appendix A, and except for PIMS's ability to unilaterally terminate the authority of an Authorized Representative and unilaterally appoint a registered representative who is not employed by or associated with Broker as described in Section 2A) shall be in writing and signed by authorized representatives of the parties. Appendix A may be amended only by PIMS, and will be considered amended upon notice to Broker.

17.      NOTICES AND CORRESPONDENCE

         All notices and correspondence pertaining to this Agreement shall be sent by first class mail, express mail, or courier service to the following addresses, or other address(es), provided that prior written notice regarding such other address(es) is given to the other party:

         (a)       To PIMS:       Prudential Investment Management Services LLC
                                  Gateway Center Three
                                  100 Mulberry Street
                                  12th Floor
                                  Newark, NJ 07102

                                  Attn.:   Chief Legal Officer

                                  cc:  Scott S. Wallner, Legal Officer
                                       Prudential Investment Management Services
                                       LLC
                                       751 Broad Street
                                       Newark, NJ 07102-3777

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

(b)           To Broker:

                            Attn: ___________________

18.      EXECUTION

         The parties hereto have executed this Agreement as of the day and year first written above.

[BROKER]                                   PRUDENTIAL INVESTMENT MANAGEMENT
                                           SERVICES LLC

By: __________________________             By: __________________________


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